                                  SUBSIDIARIES
                                       OF
                            SPRINGS INDUSTRIES, INC.


Name of Subsidiary                                        Place of Incorporation
----------------------------------------------            ----------------------
1.   American Fiber Industries, LLC                       Delaware

2.   Catawba Trucking Co., Inc.                           South Carolina

3.   Lancaster International Sales Corporation            South Carolina

4.   Regal Rugs, Inc.                                     Indiana

5.   SIH Corp.                                            Delaware

6.   Springmaid International, Inc.                       South Carolina

7.   Springs Canada, Inc.                                 Ontario

8.   Springs de Mexico, S.A. de C.V.                      Mexico

9.   Springs Industries (Asia) Inc.                       Delaware

10.  Springs Sales Corporation                            U.S. Virgin Islands

11.  Springs Window Fashions Division, Inc.               Delaware

12.  Springs Window Fashions Leasing Co., Inc.            South Carolina

13.  Warbird Corporation                                  Delaware















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